                                   EXHIBIT 99
                                   ----------

August 17, 2007

FOR IMMEDIATE RELEASE:



CONTACT:
     Trent Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777


           FFD Financial Corporation Reports Increase in Net Earnings


DOVER, OHIO -FFD Financial Corporation, parent company of First Federal Community Bank (the "Bank"), reported net earnings for the three months ended June 30, 2007, of $435,000, or diluted earnings per share of $.39, compared to net earnings of $474,000, or $.39 per diluted share reported for the comparable three-month period in 2006. The $39,000, or 8.2%, decrease in net earnings resulted from increases of $64,000, or 6.5%, in general administrative and $33,000, or 73.3%, in the provision for loan losses, which were partially offset by increases in net interest income of $19,000, or 1.2%, and $10,000, or 5.3%, in other income and a decrease of $29,000, or 11.4%, in the provision for federal income tax. The increase in net interest income was a result of decreases in higher cost borrowings, upward pricing of adjustable rate loans, and growth in assets. The decrease in the provision for federal income tax was due to decreased earnings period to period.

Net earnings for the fiscal year ended June 30, 2007, totaled $1.6 million, or diluted earnings per share of $1.44, an increase of $271,000 from the net earnings of $1.4 million, or $1.13 per diluted share, reported in fiscal 2006. The 20.0% increase in net earnings for the 2007 fiscal year resulted from increases of $607,000, or 10.4%, in net interest income and $51,000, or 8.5%, in other income, which were partially offset by increases of $139,000, or 3.3%, in general, administrative and other expenses, $133,000, or 18.7%, in the provision for federal income tax, and $115,000 in the provision for losses on loans.

The increase in net interest income was due to an increase in average loans outstanding, upward repricing of adjustable rate loans, and improvement of the net interest margin through liability cost management. The increase in other income resulted primarily from increased ATM and loan fees, and was partially offset by the absence of the 35,000 hold back payment received in fiscal 2006 from the acquisition of Intrieve Incorporated by Harland Financial Solutions and a decrease in gain on sale of loans. The increase in general, administrative and other expense was due primarily to increases in employee compensation and benefits, other operating expenses and data processing as a result of the company's growth, but was partially offset by a decrease in ESOP expense. Other operating expenses increased as a result of increases in advertising expense, internet banking expense, audit and compliance fees and other pro-rata increases. The increase in the provision for losses on loans was primarily due to growth in the loan portfolio, loan charge-offs, and an increase related to management's assessment of economic conditions. The increase in the provision for federal income tax was due to increased earnings period to period.

FFD Financial Corporation reported total assets of $173.0 million at June 30, 2007, an increase of 7.3% over the June 30, 2006 balance of $161.2 million. Loans receivable increased by 6.9% from the June 30, 2006 balance of $144.6 million to $154.6 million at June 30, 2007. Total liabilities of FFD Financial Corporation increased by 8.4% from the June 30, 2006 balance of $142.9 million to $154.9 million at June 30, 2007, and included deposits of $140.0 million, representing an increase of 14.8% over the June 30, 2006 balance of $122.0 million. Shareholders' equity totaled $18.1 million at June 30, 2007 a decrease from the $18.4 million at June 30, 2006. The decrease was primarily due to share repurchases which were partially offset by earnings. Share repurchases are one of the capital management strategies employed by management to improve shareholder return on equity.

"We are very pleased with our continuing progress in improving our earnings per share" commented Trent B. Troyer, President & CEO. "When you compare the year's growth in diluted earnings per share, we improved earnings by 27.4%. I'm also very proud of the growth in our balance sheet in a very challenging environment. We continued to remain conservative in our deposit acquisition pricing, but yet grew deposits by 14.8% compared to the growth in fiscal 2006 of 9.3%. We continue to have a positive outlook about our market areas and the general economic environment and look forward to fiscal 2008."

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, and in Sugarcreek and a limited service office in Coshocton. The Corporation maintains an interactive web site at www.onlinefirstfed.com .
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                           FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                                         June 30,      June 30,
      ASSETS                                                 2007          2006
                                                      (unaudited)
Cash and cash equivalents                                $  9,033      $  7,692
Investment securities                                       3,448         3,353
Mortgage-backed securities                                    364           561
Loans receivable                                          154,567       144,556
Other assets                                                5,582         5,071
                                                         --------      --------
      Total assets                                       $172,994      $161,233
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $139,922      $121,919
Borrowings                                                 13,055        18,428
Other liabilities                                           1,882         2,523
                                                         --------      --------
      Total liabilities                                   154,859       142,870
Shareholders' equity                                       18,135        18,363
                                                         --------      --------
      Total liabilities and shareholders' equity         $172,994      $161,233
                                                         ========      ========

                           FFD Financial Corporation
                           -------------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                               Fiscal year ended            Three months ended
                                                    June 30,                     June 30,
                                                    2007      2006             2007           2006
                                             (unaudited)                (unaudited)    (unaudited)

Total interest income                            $11,402    $9,475           $2,933         $2,555

Total interest expense                             4,969     3,649            1,350            991
                                                 -------    ------           ------         ------

      Net interest income                          6,433     5,826            1,583          1,564

Provision for losses on loans                        275       160               78             45
                                                 -------    ------           ------         ------

      Net interest income after provision
       for losses on loans                         6,158     5,666            1,505          1,519

Other income                                         650       599              199            189

General, administrative and other expense          4,342     4,203            1,043            979
                                                 -------    ------           ------         ------

      Earnings before income taxes                 2,466     2,062              661            729

Federal income taxes                                 843       710              226            255
                                                 -------    ------           ------         ------

      NET EARNINGS                               $ 1,623    $1,352           $  435         $  474
                                                 =======    ======           ======         ======

      EARNINGS PER SHARE
        Basic                                      $1.45     $1.15             $.40           $.40
                                                   =====     =====             ====           ====

        Diluted                                    $1.44     $1.13             $.39           $.39
                                                   =====     =====             ====           ====